CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the registration statement (No. 33-10327) on Form N-1A (the "Registration Statement") of our report dated April 9, 1999 relating to the financial statements and financial highlights appearing in the February 28, 1999 Annual Report of State Street Research IntelliQuant Portfolios: Small-Cap Value (a series of State Street Research Financial Trust), which report is also referenced in the Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 29, 1999